Contact:	Corey Horsch
Vice President, Chief Financial Officer
and Treasurer
(405) 225-4800

SONIC REPORTS SOLID SAME-STORE SALES MOMENTUM
IN THE FOURTH FISCAL QUARTER OF 2018

OKLAHOMA CITY (September 11, 2018) — Sonic Corp. (NASDAQ: SONC), the nation’s largest chain of drive-in restaurants, today announced preliminary results for its fourth fiscal quarter ended August 31, 2018.

The company estimates that system-wide same-store sales for its fourth fiscal quarter increased approximately 2.6% as compared to the prior-year quarter. Estimated same-store sales performance for the quarter reflects an increase of approximately 2.5% at company drive-ins and an increase of approximately 2.6% at franchise drive-ins. Additionally, net income per diluted share is expected to be $0.50 to $0.51 and adjusted net income per diluted share is estimated to be $0.51 to $0.52 for the fourth fiscal quarter.

“Our recent same-store sales performance reflects a stronger trend, driven by Sonic’s enhanced marketing reach, refreshed advertising creative, strong new product contribution and relevant everyday value,” said Cliff Hudson, Sonic Corp. CEO. “Our strategy this summer—focused on winning incremental visits from our customers—resulted in an increase in traffic of approximately 2.5% as compared to last year. In addition, during the quarter, we rolled out mobile order ahead functionality to the entire system and passed the one million mark for order ahead users. We look forward to launching a national order ahead advertising campaign this fall to continue building on our traffic momentum. We are pleased with the acceleration we are achieving in key metrics, and remain confident that we are taking the right steps to deliver long-term growth and value creation.”

In fiscal year 2019, the company expects to continue increasing same-store sales, traffic and free cash flow as it progresses against its target of returning a cumulative $500 to $600 million in capital to shareholders from fiscal 2018 through fiscal 2021. During fiscal year 2018, the company repurchased 5.2 million shares of its common stock for $139.2 million, representing 12% of shares outstanding, and made aggregate dividend payments of $24 million.

Preliminary results remain subject to the completion of normal quarter-end accounting procedures and adjustments and are subject to change. Final results for the fourth fiscal quarter of 2018 as well as the company's outlook for fiscal year 2019 will be released on October 16, 2018.

About Sonic
SONIC, America's Drive-In is the nation's largest drive-in restaurant chain serving approximately 3 million customers every day. Ninety-five percent of SONIC's approximately 3,600 drive-in locations are owned and operated by local business men and women. For 65 years, SONIC has delighted guests with signature menu items, 1.3 million drink combinations and friendly service by iconic Carhops. Since the 2009 launch of SONIC's Limeades for Learning philanthropic campaign in partnership with DonorsChoose.org, SONIC has donated $10.7 million to public school teachers nationwide to fund essential learning materials and innovative teaching resources to inspire creativity and learning in their students. To learn more about Sonic Corp. (NASDAQ/NM: SONC), please visit sonicdrivein.com and please visit or follow us on Facebook and Twitter. To learn about SONIC's Limeades for Learning initiative, please visit LimeadesforLearning.com.

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company’s annual and quarterly report filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.
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